Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020
Watseka, Illinois, August 31, 2020 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $4.2 million, or $1.37 per basic share and $1.35 per diluted share for the fiscal year ended June 30, 2020, compared to $3.6 million, or $1.02 per basic share and $1.01 per diluted share for the fiscal year ended June 30, 2019.  The Company also announced net income of $1.4 million, or $0.45 per basic and diluted share for the three months ended June 30, 2020, compared to $1.0 million, or $0.31 per basic share and $0.30 per diluted share for the three months ended June 30, 2019.
Net income increased $687,000, or 19.3%, to $4.2 million for the year ended June 30, 2020, from $3.6 million for the year ended June 30, 2019.  The Company’s financial condition and results of operations as of June 30, 2020, reflect a small negative impact from the COVID-19 pandemic reflected in qualitative factors relating to economic conditions that are used in calculating the general element of our allowance for loan losses.  However, the provision for loan losses decreased to $128,000 for the year ended June 30, 2020, from $407,000 for the year ended June 30, 2019 as the COVID-related impact on the allowance for loan losses was more than offset by a decrease in our multi-family loan portfolio and the addition of SBA Paycheck Protection Program (PPP) loans that do not require a reserve since they are 100% guaranteed.  As of June 30, 2020, we closed 295 SBA PPP loans representing $26.2 million in funding.  It is our understanding that loans funded through the PPP program are fully guaranteed by the US government.  While we have not yet experienced any charge-offs related to COVID-19, our allowance for loan losses calculation and resulting provision for credit losses were impacted by changes in forecasted economic conditions.  Should economic conditions worsen, we could experience further increases in our required allowance for loan losses and record additional credit loss expense. Although it is not possible to know the full impact of the COVID-19 pandemic at this time, we have disclosed below additional potential material effects of the COVID-19 pandemic of which we are aware.
For the year ended June 30, 2020, net interest income was $18.3 million, compared to $17.9 million for the year ended June 30, 2019.  Interest income increased to $27.0 million for the year ended June 30, 2020, from $26.7 million for the year ended June 30, 2019.  Interest expense decreased to $8.7 million for the year ended June 30, 2020, from $8.9 million for the year ended June 30, 2019.  Our interest income could be reduced in the future due to COVID-19.  In keeping with guidance from regulators, we are executing payment deferrals for our lending clients that are adversely affected by the pandemic.  During the year ended June 30, 2020, the Company granted 176 COVID-19 loan modifications for a total of $85.6 million.  These modifications allow borrowers to defer the principal component of loan payments for up to six months.
Non-interest income increased to $4.8 million for the year ended June 30, 2020, from $4.2 million for the year ended June 30, 2019.  Our fee income could be reduced due to the effects of COVID-19.  We are working with COVID-19 affected customers by temporarily waiving fees when appropriate, including insufficient funds and overdraft fees, and ATM fees. At this time, we do not anticipate a material impact on our fee income.
Non-interest expense increased to $17.1 million for the year ended June 30, 2020, from $16.8 million for the year ended June 30, 2019.  For the year ended June 30, 2020, income tax expense totaled $1.6 million compared to $1.3 million for the year ended June 30, 2019.
Total assets at June 30, 2020 were $735.5 million compared to $723.9 million at June 30, 2019.  Cash and cash equivalents decreased to $33.5 million at June 30, 2020, from $59.6 million at June 30, 2019.  This decrease was partially the result of a fluctuation in the balance on one large public entity deposit account and the purchase of investment securities.  The public entity collects real estate taxes in two installments, due in June and September, and then makes distributions from the account in early July and September.  Amounts received prior to June 30, and subsequently distributed the first week of July were $45.3 million and $55.3 million in 2020 and 2019, respectively.  Investment securities increased to $162.4 million at June 30, 2020, from $146.3 million at June 30, 2019.  Net loans receivable increased to $509.8 million at June 30, 2020, from $487.8 million at June 30, 2019.  Deposits decreased to $601.7 million at June 30, 2020, from $607.0 million at June 30, 2019.  Total borrowings, including repurchase agreements, increased to $41.2 million at June 30, 2020 from $26.0 million at June 30, 2019.   Stockholders’ equity increased to $82.6 million at June 30, 2020 from $82.5 million at June 30, 2019.

The allowance for loan losses decreased $94,000 to $6.2 million at June 30, 2020, from $6.3 million at June 30, 2019.  The decrease was the result of net charge-offs of $222,000, partially offset by a provision for loan losses of $128,000, and was necessary to bring the allowance for loan losses to a level that reflects management’s estimate of the potential loss in the Company’s loan portfolio at June 30, 2020.

As announced on August 12, 2020, IF Bancorp, Inc. will pay a cash dividend of $0.15 per common share on or about October 16, 2020, to stockholders of record as of the close of business on September 25, 2020.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
Cautionary Note Regarding Forward-Looking Statements
 This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.
Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus that has caused the COVID-19 pandemic can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, our forward-looking statements are subject to the following additional risks, uncertainties and assumptions:

•	demand for our products and services may decline as a result of the COVID-19 pandemic, making it difficult to grow assets and income;
•
the COVID-19 pandemic may continue to have a negative impact on the economy and overall financial stability of us, the communities where we have our branches, the state of Illinois and the United States, and may also exacerbate the effects of the other factors listed above;

•
if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	limitations may be placed on our ability to foreclose on properties during the pandemic;
•
our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income, including possibly through the reversal of interest income and fees that we are accruing under COVID-19 related exceptions to normal GAAP accounting;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•
as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our semi-annual cash dividend;
•	actions taken by the federal, state or local governments to cushion the impact of COVID-19 on consumers and businesses may have a negative impact on us and our business;
•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	our wealth management revenues may decline with continuing market turmoil;
•	our cyber security risks are increased by the COVID-19 pandemic as the result of an increase in the number of employees working remotely;
•	litigation, regulatory enforcement risk and reputation risk regarding our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•
the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experience additional resolution costs.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	Quarter Ended June 30, 2020	Quarter Ended June 30, 2019	Year Ended June 30, 2020	Year Ended June 30, 2019
	(unaudited)	(unaudited)	(unaudited)
Interest income	$6,386	$6,935	$26,982	$26,725
Interest expense	1,615	2,461	8,694	8,854
Net interest income	4,771	4,474	18,288	17,871
Provision for loan losses	(70)	(29)	128	407
Net interest income after provision for loan losses	4,841	4,503	18,160	17,464
Non-interest income	1,349	1,073	4,810	4,159
Non-interest expense	4,283	4,160	17,086	16,772
Income before taxes	1,907	1,416	5,884	4,851
Income tax expense	536	383	1,639	1,293

Net income	$1,371	$1,033	$4,245	$3,558

Earnings per share (1):
Basic	$0.45	$0.31	$1.37	$1.02
Diluted	$0.45	$0.30	$1.35	$1.01

Weighted average shares outstanding (1):
Basic	3,026,275	3,347,475	3,103,339	3,476,361
Diluted	3,036,033	3,389,718	3,148,032	3,530,217

Performance Ratios
	Year Ended June 30, 2020	Year Ended June 30, 2019
	(unaudited)
Return on average assets	0.61%	0.53%
Return on average equity	5.30%	4.41%
Net interest margin on average interest earning assets	2.75%	2.78%
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Footnotes on following page

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	Year Ended June 30, 2020	Year Ended June 30, 2019
	(unaudited)
Assets	$735,517	$723,870
Cash and cash equivalents	33,467	59,600
Investment securities	162,394	146,291
Net loans receivable	509,817	487,774
Deposits	601,700	607,023
Total borrowings, including repurchase agreements	41,238	26,015
Total stockholders’ equity	82,564	82,461
Book value per share (2)	25.48	23.05
Average stockholders’ equity to average total assets	11.55%	12.10%

Asset Quality
(Dollars in thousands)
	Year Ended June 30, 2020	Year Ended June 30, 2019
	(unaudited)
Non-performing assets (3)	$1,095	$1,545
Allowance for loan losses	6,234	6,328
Non-performing assets to total assets	0.15%	0.21%
Allowance for losses to total loans	1.21%	1.28%
Allowance for losses to total loans excluding PPP loans (4)	1.27%	1.28%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,240,376 and 3,578,252 at June 30, 2020 and 2019, respectively.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.
(4)	Paycheck Protection Program (PPP) loans are administered by the SBA and are fully guaranteed by the U.S. government.